As filed with the Securities and Exchange Commission on May 30, 2003

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Yardville National Bancorp

(Exact Name of Registrant as Specified in its Charter)

NEW JERSEY	22-2670267
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2465 Kuser Road

Hamilton, New Jersey 08690
(609) 585-5100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Patrick M. Ryan

President and Chief Executive Officer
Yardville National Bancorp
2465 Kuser Road
Hamilton, New Jersey 08690
(609) 585-5100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copy to:

Steven J. Feder, Esquire

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312
(610) 640-7800

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Shares to	Amount to be	Proposed Maximum Offering	Aggregate Offering	Amount of Registration
be Registered	Registered(2)	Price Per Unit(1)	Price(1)(2)	Statement Fee(3)

Common Stock	125,993	$19.93	$2,511,040.49	$203.14

(1)	Based upon the highest price, excluding interest, to be payable per share in connection with our rescission offer covered by this Registration Statement. The price per share will range from $8.875 to $19.93, depending on the price originally paid by the offeree.

(2)	Aggregate purchase price, excluding interest, estimated to be payable if our rescission offer covered by this Registration Statement is accepted in full.

(3)	Calculated pursuant to Rule 457(j) on the basis of the amount at which such securities were sold.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 30, 2003

PROSPECTUS

Rescission Offer

125,993 Shares

Yardville National Bancorp

Common Stock

        We are offering to rescind the prior sale of 125,993 shares of our common stock to persons who acquired such shares through our dividend reinvestment and stock purchase plan between December 1, 1997 and October 1, 2002 at prices ranging from $8.875 to $19.93 per share (as adjusted for subsequent stock splits and stock dividends). Our rescission offer will expire on July      , 2003. A detailed discussion of our rescission offer and how a participating person can accept or reject such offer can be found under the heading “Our Rescission Offer” beginning on page 8 of this prospectus.

      Our common stock is listed on the Nasdaq National Market under the symbol “YANB.” On June      , 2003, the last sale price of our common stock as reported by the Nasdaq National Market was $          per share.

      Our principal executive offices are located at 2465 Kuser Road, Hamilton, New Jersey 08690. Our telephone number is (609) 585-5100 and our website address is www.ynb.com.

       An investment in our common stock involves significant risks. You should read the “Risk Factors” section beginning on page 2 before investing.

       Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      These securities are not deposits or accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is June      , 2003

ABOUT THIS PROSPECTUS

      You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of the completion of any transaction contemplated by this prospectus.

      We sometimes refer to Yardville National Bancorp as “YNB” and The Yardville National Bank as the “Bank.” To understand this offering fully, you should read this entire document carefully, including particularly the “Risk Factors” section, as well as the documents identified in the section titled “Where You Can Find More Information.”

i

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you also should read carefully the more detailed information set forth in this prospectus, our financial statements and the other information that is included in this prospectus or incorporated by reference in this prospectus before making a decision to accept or reject our rescission offer.

Our Rescission Offer

      In 1995, we established a dividend reinvestment and stock purchase plan. Until discontinued in November 2002, this plan permitted our shareholders to elect to have their cash dividends purchase shares of our common stock in the open market without any brokerage commissions. The plan also permitted shareholders to purchase additional shares of our common stock in the open market without any brokerage commissions. In October 1997, we modified this plan to permit participating shareholders to acquire shares of our common stock at a 3% discount to the market price for certain purchases through the plan. Since such date, we may have been required to register the offer of such shares with the Securities and Exchange Commission (the “SEC”) and provide certain required information to plan participants. We, however, did not register the offer and sale of such shares and we may not have provided some of the required information to plan participants.

      Because the offer and sale of our common stock through the plan, as described above, may not have complied with federal securities registration requirements and federal and state securities disclosure requirements, the purchasers of these shares may be able to assert claims against us. In an effort to reduce the risk of claims being made against us in the future or, if made, the amount of potential liability, we are offering to rescind the purchase of these shares. Our rescission offer is not an admission that we did not comply with federal securities registration requirements or federal and state securities disclosure requirements nor is it a waiver by us of any applicable statutes of limitations.

Our Company

      We are a registered financial holding company headquartered in Mercer County, New Jersey with total assets of $2.3 billion, total deposits of $1.3 billion and total stockholders’ equity of $146.5 million at March 31, 2003. We conduct a general commercial and retail banking business through our principal operating subsidiary, The Yardville National Bank, which commenced operations as a commercial bank in 1925. We provide a broad range of lending, deposit and other financial products and services with an emphasis on commercial real estate and commercial and industrial lending to individuals and small to mid-sized businesses. Our existing and target markets are located in the corridor between New York City and Philadelphia. We currently operate 20 full-service branches, including 13 branches in our primary market of Mercer County, where we have the largest bank and thrift deposit market share of any New Jersey based financial or bank holding company of 15%. As part of our expansion strategy, in the past three years, we have opened three branches in Hunterdon County, New Jersey, one branch in Burlington County, New Jersey, one branch in Middlesex County, New Jersey and one branch in Somerset County, New Jersey.

      Our principal executive offices are located at 2465 Kuser Road, Hamilton, New Jersey 08690. Our telephone number is (609) 585-5100 and our website address is www.ynb.com.

RISK FACTORS

      You should carefully consider the risk factors listed below. These risk factors may cause our future earnings or our financial condition to be less favorable than we expect. This list includes only the risk factors that we believe are most important and is not a complete list of risks. Other risks may be significant, and the risks listed below may affect us to a greater extent than indicated. You should read this section together with the other information in this prospectus and the documents that are incorporated into this prospectus by reference.

We may not be able to continue to grow our business, which may adversely impact our results of operations.

      During the last five years, our total assets have grown substantially from $757.7 million at December 31, 1998 to $2.2 billion at December 31, 2002 and $2.3 billion at March 31, 2003. Our business strategy calls for continued expansion, but we do not anticipate growth to continue at this rate. Our ability to continue to grow depends, in part, upon our ability to open new branch locations, successfully attract deposits to existing and new branches and identify favorable loan and investment opportunities. In the event that we do not continue to grow, our results of operations could be adversely impacted.

We may not be able to manage our growth, which may adversely impact our financial results.

      As part of our expansion strategy, we plan to open new branches in our existing and target markets. However, we may be unable to identify attractive locations on terms favorable to us or to hire qualified management to operate the new branches, and the organizational and overhead costs may be greater than we anticipated. In addition, we may not be able to obtain the regulatory approvals necessary to open new branches. The new branches may take longer than expected to reach profitability, and we cannot assure you they will become profitable. The additional costs of starting new branches may adversely impact our financial results.

      Our ability to manage growth successfully will depend on whether we can continue to fund this growth while maintaining cost controls and asset quality, as well as on factors beyond our control, such as national and regional economic conditions and interest rate trends. If we are not able to control costs and maintain asset quality, such growth could adversely impact our earnings and financial condition.

We may not be able to successfully integrate future acquisitions, which may adversely affect our business.

      We intend to consider future strategic acquisitions, some of which could be material to us and which may include companies that are substantially equivalent or larger in size as compared to us. We continually explore and conduct discussions with third parties regarding possible acquisitions. As of the date of this prospectus, we have not entered into any definitive agreement and we do not have any definitive plans relating to any specific acquisitions.

      We will have to integrate any acquisitions into our business. The difficulties of combining the operations, technologies and personnel of companies we acquire include coordinating and integrating geographically separated organizations and integrating personnel with diverse business backgrounds. We may not be able to effectively manage or integrate the acquired companies. Further, we may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as regulatory developments, general economic conditions and increased competition. In addition, the process of integrating these businesses could cause an interruption of, or loss of momentum in, the activities of our existing business and the loss of key personnel and customers. The diversion of management’s attention and any delays or difficulties encountered in connection with the transition and integration of these businesses could negatively impact our business and results of operations if any of the above adverse effects were to occur. Further, the benefits that we anticipate from these acquisitions may not be obtained.

Loss of our key personnel or an inability to hire and retain qualified personnel could adversely affect our business.

      Our future operating results are substantially dependent on the continued service of Patrick M. Ryan, our President and Chief Executive Officer, Jay G. Destribats, our Chairman of the Board of Directors, and other key personnel. The loss of the services of Mr. Ryan would have a negative impact on our business because of his lending expertise and years of industry experience. In addition, the loss of the services of Mr. Ryan or Mr. Destribats could have a negative impact on our business because of their business development skills and community involvement. Our success also depends on the experience of our branch managers and our lending officers and on their relationships with the communities they serve. The loss of these or other key persons could negatively impact our banking operations. Although we have employment agreements with Mr. Ryan, Mr. Destribats and our other key personnel, our employees may voluntarily terminate their employment at any time. We cannot assure you that we will be able to retain our key personnel or attract the qualified personnel necessary for the management of our business.

Our exposure to credit risk, because we focus on commercial lending, could adversely affect our earnings and financial condition.

      There are certain risks inherent in making loans. These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in the economy, risks inherent in dealing with borrowers and, in the case of a loan backed by collateral, risks resulting from uncertainties about the future value of the collateral.

      Commercial loans are generally viewed as having a higher credit risk than residential real estate or consumer loans because they usually involve larger loan balances to a single borrower and are more susceptible to a risk of default during an economic downturn. Commercial and industrial loans and commercial real estate loans, which comprise our commercial loan portfolio, were 79.5% of our total loan portfolio at March 31, 2003. Construction loans, which are included as part of our commercial real estate loans, were 9.8% of our total loan portfolio at March 31, 2003. Construction financing typically involves a higher degree of credit risk than commercial mortgage lending. Risk of loss on a construction loan depends largely on the accuracy of the initial estimate of the property’s value at completion of construction compared to the estimated cost (including interest) of construction. If the estimated property value proves to be inaccurate, the loan may be undersecured.

      Because our loan portfolio contains a significant number of commercial real estate loans and commercial and industrial loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming loans. An increase in nonperforming loans could cause an increase in the provision for loan losses and an increase in loan charge-offs, which could adversely impact our results of operations and financial condition.

      The allowance for loan losses at March 31, 2003, totaled $16.6 million, or 1.33% of total loans, covering 297.1% of total nonperforming loans. This compares to the allowance for loan losses at March 31, 2002 of $14.0 million, or 1.34% of total loans, covering 257.4% of total nonperforming loans. The increase in the allowance for loan losses to total loans between March 31, 2002 and March 31, 2003 was primarily attributable to growth in the loan portfolio. As our loan portfolio increases, and in particular our commercial real estate loan and commercial and industrial loan portfolios continue to grow, we would expect further increases in our provision for loan losses and corresponding increases in our allowance for loan losses.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings would decrease.

      In an attempt to mitigate any loan losses which we may incur, we maintain an allowance for loan losses based on, among other things, national and regional economic conditions and historical loss experience and delinquency trends among loan types. However, we cannot predict loan losses with certainty and we cannot assure you that charge-offs in future periods will not exceed the allowance for loan losses. In addition, regulatory agencies, as an integral part of their examination process, review our allowance for loan losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Factors that require an increase in our allowance for loan losses could reduce our earnings.

Changes in interest rates may adversely affect our earnings and financial condition.

      Our net income depends primarily upon our net interest income. Net interest income is the difference between interest income earned on loans, investments and other interest-earning assets and the interest expense incurred on deposits, borrowed funds and trust preferred securities.

      Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities. That means either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets, an increase in market rates of interest could reduce our net interest income. Likewise, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce our net interest income. We are unable to predict changes in market interest rates, which are affected by many factors beyond our control, including inflation, recession, unemployment, money supply, domestic and international events and changes in the United States and other financial markets.

      We use an Investment Growth Strategy to increase net interest income by purchasing securities with borrowed funds. Although this Investment Growth Strategy has minimal credit risk, it does increase our overall interest rate risk. We attempt to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate risk management techniques are not exact. A rapid increase or decrease in interest rates could adversely affect our results of operations and financial performance.

Adverse economic and business conditions in our market area may have an adverse effect on our earnings.

      Substantially all of our business is with customers located within Mercer County and contiguous counties. Generally, we make loans to small to mid-sized businesses most of whose success depends on the regional economy. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. Adverse economic and business conditions in our market area could reduce our growth rate, affect our borrowers ability to repay their loans and, consequently, adversely affect our financial condition and performance. Further, we place substantial reliance on real estate as collateral for our loan portfolio. A sharp downturn in real estate values in our market area could leave many of our loans undersecured. If we are required to liquidate the collateral to satisfy the debt securing a loan during a period of reduced real estate values, our earnings could be adversely affected.

Competition from other financial institutions in originating loans and attracting deposits may adversely affect our profitability.

      We face substantial competition in originating loans. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of our competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce our net income by decreasing the number and size of loans that we originate and the interest rates we may charge on these loans.

      In attracting deposits, we face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of our competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns and better brand recognition and more branch locations. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations which would increase our cost of funds.

      We also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable terms. Some of our non-bank competitors are not subject to the same extensive regulations that govern our operations. As a result, such non-bank competitors may have advantages over us in providing certain products and services. This competition may reduce or limit our margins on banking services, reduce our market share and adversely affect our earnings and financial condition.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements, which could reduce our ability to effectively compete.

      The financial services industry is undergoing rapid technological changes with frequent introduction of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services to enhance customer convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services, which could reduce our ability to effectively compete.

Our hardware and software systems are vulnerable to damage that could harm our business.

      We rely upon our existing information systems for operating and monitoring all major aspects of our business, including deposit and loan information, as well as various internal management functions. These systems and our operations are vulnerable to damage or interruption from natural disasters, power loss, network failure, improper operation by our employees, security breaches, computer viruses or intentional attacks by third parties. Any disruption in the operation of our information systems could adversely impact our operations, which may affect our results of operations and financial condition.

Government regulation significantly affects our business.

      The banking industry is extensively regulated. Banking regulations are intended primarily to protect depositors, consumers and the Federal deposit insurance funds, not shareholders. We are subject to regulation and supervision by the Board of Governors of the Federal Reserve System. The Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and growth. The bank regulatory agencies possess broad authority to prevent or remedy unsafe or unsound practices or violations of law. We are subject to various regulatory capital requirements, which involve both quantitative measures of our assets and liabilities and qualitative judgments by regulators regarding risks and other factors. Failure to meet minimum capital requirements or comply with other regulations could result in actions by regulators that could adversely affect our ability to pay dividends or otherwise adversely impact operations. In addition, changes in laws, regulations and regulatory practices affecting the banking industry may limit the manner in which we may conduct our business. Such changes may adversely affect us, including our ability to offer new products and services, obtain financing, attract deposits, make loans and achieve satisfactory spreads and impose additional costs on us. As a public company, we are also subject to the corporate governance standards set forth in the recently enacted Sarbanes-Oxley Act of 2002, as well as any rules or regulations promulgated by the SEC or The Nasdaq Stock Market, Inc.

      In addition to laws and regulations affecting our banking business, compliance with other laws, regulatory requirements and Nasdaq standards imposes administrative costs and burdens on us. We have not been in full compliance with certain of these laws, regulatory requirements and Nasdaq standards in the past. Upon learning of our non-compliance, we promptly commenced steps to address these issues and expect to complete these steps in the near future. These issues involved SEC registration and information distribution requirements for our employees’ savings plan and shareholder dividend reinvestment and stock purchase plan and Nasdaq shareholder approval requirements for certain non-employee director stock options. We believe the stock option issue will not have an impact on the listing of our common stock on Nasdaq. While it is possible that we may have liability based on these legal, regulatory and Nasdaq requirements, we do not believe that any such liabilities or claims, if asserted, would have a material adverse effect on our financial condition or results of operations. If the market price of our common stock declines significantly before we can complete certain of the steps necessary to address these issues, we may have liabilities or claims, if asserted, that could have a material adverse effect on our financial condition and results of operations.

Survival of material contingent liabilities.

      It is not certain that our rescission offer will have the effect of barring claims relating to our possible non-compliance with applicable federal and state securities laws. The rights remaining to the recipients of a rescission offer are not clearly delineated under the federal or most state securities laws. The staff of the SEC has taken the position that a person’s federal right of rescission may survive a rescission offer. If a person accepts the rescission offer, we believe our potential liability to that person will be eliminated. Should the rescission offer be rejected by any or all recipients, we may continue to be contingently liable for rescission or damages in an indeterminate amount, which liability could be material. We cannot presently quantify the number or the magnitude of the possible claims related to our rescission offer. Thus, we cannot quantify the potential contingent exposure remaining upon completion of our rescission offer. In addition, our rescission offer will not prevent the SEC from pursuing enforcement action or imposing penalties and fines against us with respect to any violations of federal securities laws.

There is a limited trading market for our common stock.

      Although our common stock is listed for trading on the Nasdaq National Market, the trading in our common stock has substantially less liquidity than many other companies listed on the Nasdaq National Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance and business, and those of the Bank, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, market risk, regulatory compliance and financial and other goals. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	the results of our efforts to implement our retail strategy;

•	adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses;

•	interest rate fluctuations and other economic conditions;

•	continued levels of our loan quality and origination volume;

•	our ability to attract core deposits;

•	continued relationships with major customers;

•	competition in product offerings and product pricing;

•	adverse changes in the economy that could increase credit-related losses and expenses;

•	adverse changes in the market price of our common stock;

•	compliance with laws, regulatory requirements and Nasdaq standards;

•	other factors, including those matters discussed in the section titled “Risk Factors”; and

•	other risks and uncertainties detailed from time to time in our filings with the SEC.

We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

OUR RESCISSION OFFER

Background

      In 1995, we established a dividend reinvestment and stock purchase plan. Until discontinued in November 2002, this plan permitted our shareholders to elect to have their cash dividends purchase shares of our common stock in the open market without any brokerage commissions. The plan also permitted shareholders to purchase additional shares of our common stock in the open market without any brokerage commissions. In October 1997, we modified this plan to permit participating shareholders to acquire shares of our common stock at a 3% discount to the market price for certain purchases through the plan. Since such date, we may have been required to register the offer of such shares with the SEC and provide certain required information to plan participants. We, however, did not register the offer and sale of such shares and we may not have provided some of the required information to plan participants.

Rescission offer

      Because the offer and sale of our common stock through the plan, as described above, may not have complied with federal securities registration requirements and federal and state securities disclosure requirements, the purchasers of these shares may be able to assert claims against us. In an effort to reduce the risk of claims being made against us in the future or, if made, the amount of potential liability, we are offering to rescind the purchase of these shares. Our rescission offer is not an admission that we did not comply with federal securities registration requirements or federal and state securities disclosure requirements nor is it a waiver by us of any applicable statutes of limitations.

      The table below sets forth the following information regarding the shares subject to our rescission offer:

•	the date on which the shares were purchased;

•	the price (split/stock dividend adjusted) at which the shares were purchased; and

•	the number of shares purchased.

		Number
Date Purchased	Price	of Shares

12/1/1997	$16.76	672
1/2/1998	19.20	1,540
2/2/1998	17.55	738
2/19/1998	17.61	2,216
3/1/1998	18.53	736
4/1/1998	19.87	1,249
5/1/1998	19.00	817
5/19/1998	18.07	2,326
6/1/1998	18.00	749
7/1/1998	16.50	777
8/1/1998	15.38	475
8/26/1998	13.34	3,414
9/1/1998	12.88	729
10/1/1998	13.38	745
11/1/1998	14.13	779
11/27/1998	13.46	2,662
12/1/1998	14.00	573
1/4/1999	14.25	629
2/1/1999	13.25	582
2/25/1999	$12.61	3,041
3/1/1999	13.13	615
4/1/1999	12.50	586
5/3/1999	13.38	674
5/26/1999	12.37	3,139
6/1/1999	12.25	608
7/1/1999	12.69	747
8/1/1999	13.13	515
8/26/1999	12.37	3,371
9/1/1999	12.63	735
10/1/1999	12.38	926
11/1/1999	11.88	684
11/24/1999	11.64	4,030
12/1/1999	11.94	889
1/3/2000	11.00	581
2/1/2000	11.63	800
2/23/2000	10.43	4,838
3/1/2000	10.38	635
4/3/2000	8.88	1,506

		Number
Date Purchased	Price	of Shares

5/1/2000	$10.25	998
5/24/2000	9.94	5,249
6/1/2000	10.69	1,016
7/3/2000	10.75	757
8/1/2000	10.75	707
8/30/2000	11.57	8,195
9/1/2000	11.56	621
10/2/2000	12.13	800
11/1/2000	12.13	887
11/22/2000	11.56	8,101
12/1/2000	11.88	678
1/2/2001	12.50	568
2/1/2001	13.63	543
2/27/2001	13.61	7,510
3/1/2001	13.88	587
4/2/2001	13.88	744
5/1/2001	14.10	560
5/23/2001	13.48	7,660
6/1/2001	13.94	339
7/2/2001	14.10	570
8/1/2001	$13.95	419
8/22/2001	13.54	4,196
9/4/2001	13.50	592
10/1/2001	11.92	445
11/1/2001	11.75	924
11/21/2001	11.95	4,890
12/3/2001	12.49	297
1/2/2002	12.48	382
2/1/2002	12.75	417
2/19/2002	12.37	4,700
3/1/2002	12.75	428
4/1/2002	13.49	911
5/1/2002	16.75	547
5/21/2002	17.56	3,298
6/3/2002	18.79	359
7/1/2002	19.93	363
8/1/2002	18.52	553
8/21/2002	19.21	3,022
9/3/2002	19.19	410
10/1/2002	17.90	422

Rescission price

      While we can make no assurances as to the prices that our shares will trade at in the future, persons entitled to our rescission offer should consider that on June      , 2003, the closing sale price for our common stock was $           per share. Persons entitled to our rescission offer are urged to obtain current quotations of the market price of our common stock on The Nasdaq Stock Market, Inc. (Symbol: YANB).

      Based upon the purchase price and number of shares purchased through the plan since December 1, 1997, the payment which would be received with respect to a significant portion of the shares would be less than $           per share (the last sale price of our common stock as reported by the Nasdaq National Market on June      , 2003). As a result, a significant number of the holders of the shares may be able to sell their shares in the open market at prices higher than the price we are offering to pay in this rescission offer (as described below), and we therefore expect that many recipients of this offer will not elect rescission. To the extent that a recipient of this offer purchased shares of common stock through the plan at less than the current market price, the decision to elect rescission should be carefully considered.

      For those persons that elect to accept our rescission offer and who currently own shares of our common stock which had been acquired through our dividend reinvestment and stock purchase plan, we will repurchase the shares subject to our rescission offer for the following price (the “Rescission Price”):

•	the price paid per share; plus

•	interest at the rate of 6% per annum from the date of purchase through the expiration of our rescission offer; less

•	the value of dividends received per share.

      In addition, we will pay to each person who has previously sold one or more shares of our common stock which had been acquired through our dividend reinvestment and stock purchase plan, and who elects to accept our rescission offer, an amount for each share equal to the Rescission Price for such share less the proceeds from the sale of such shares.

      Federal law does not mandate that interest be paid in this offer nor does it provide a specific interest rate to be used in connection with the calculation of the Rescission Price. However, most states require interest be paid in connection with offerings comparable to our rescission offer at defined statutory rates. The majority of persons that are eligible to accept our rescission offer reside in Pennsylvania and New Jersey, where the statutory interest rate is currently 6%. In the absence of a required federal rate of interest and based on the large concentration of rescission offerees residing in Pennsylvania and New Jersey, we have elected to provide for an interest rate to be used to calculate the Rescission Price of 6% per annum, from the date of purchase through the expiration of our rescission offer.

Acceptance or rejection

      YOU ARE NOT REQUIRED TO ACCEPT OUR RESCISSION OFFER. Acceptance of our rescission offer is optional. We request that each person eligible for our rescission offer complete the Rescission Election Form accompanying this prospectus and return it to us, attention: Treasurer, Yardville National Bancorp, 2465 Kuser Road, Hamilton, New Jersey 08690, as soon as practical but in no event later than July      , 2003. The Rescission Election Form should be completed to indicate whether the shareholder accepts or rejects our rescission offer. All questions regarding our rescission offer can be directed to Mr. Stephen F. Carman at (609) 631-6222 or Mr. Howard N. Hall at (609) 631-6223.

      All persons that have participated in our dividend reinvestment and stock purchase plan since October 1997 are advised that they are entitled to accept our rescission offer with respect to any or all of the shares purchased through the plan on the dates listed above by checking the appropriate blank on the Rescission Election Form.

      Persons currently owning shares subject to our rescission offer who wish to accept our rescission offer must enclose with the Rescission Election Form the certificates for the shares to be repurchased by us, properly endorsed for transfer, with the signature guaranteed by a federally or state chartered bank or New York Stock Exchange member firm, unless the administrator of the dividend reinvestment and stock purchase plan is presently holding the certificates, in which case such person’s signature on the Rescission Election Form must be so guaranteed.

      Persons that have already sold shares subject to our rescission offer must enclose with the Rescission Election Form proof reasonably satisfactory to us evidencing the bona fide sale of such shares to a third party, including the sale price for such shares. Satisfactory proof of the sale price of such shares may take the form of a canceled check or a receipt from the broker, dealer or other person conducting such sale. The sale price may have been paid in either cash or property. If the sale price was paid in property, the price will be deemed to be the fair market value of such property at the time of the sale. If the proof of the sale price is not reasonably satisfactory to us, we may require additional proof. In addition, we may require evidence that any sale of such shares was a bona fide transfer to a third party. Finally, we may require that an improperly completed Rescission Election Form be properly completed and returned to us.

      Acceptances or rejections may be revoked in a written notice received by us before July      , 2003. Payment for the shares as to which our rescission offer has been accepted will be made on or before July      , 2003.

Effect of rejection

      Rejection of our rescission offer will not necessarily bar a person from rescission or other rights which such person may have under federal and/or state securities laws if we in fact violated such laws.

      ANY PERSON ENTITLED TO OUR RESCISSION OFFER WHO FAILS TO NOTIFY US IN WRITING OF SUCH PERSON’S ACCEPTANCE OF THE RESCISSION OFFER, ON OR PRIOR TO THE EXPIRATION DATE, WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. SUCH REJECTION MAY NOT BE DETERMINATIVE OF SUCH PERSON’S ACTUAL LEGAL RIGHTS.

Other terms and conditions

      We have not retained, nor do we intend to retain, any person to make solicitations or recommendations in connection with our rescission offer.

      OUR RESCISSION OFFER WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON JULY      , 2003 UNLESS EXTENDED.

      If a Rescission Election Form fully completed and executed is not received by us on or before July      , 2003 from those persons actually receiving notice of our rescission offer through this prospectus, our rescission offer will be deemed to have been rejected by such persons.

      Neither we nor any of our officers and directors may make any recommendations to any person with respect to our rescission offer. Each person eligible for our rescission offer is urged to read this prospectus carefully and to make an independent evaluation with respect to our rescission offer. Each person eligible for our rescission offer is entitled to consult with such person’s attorney or other advisors before accepting or rejecting our rescission offer.

IF A PERSON DESIRING TO ACCEPT OUR RESCISSION OFFER INTENDS TO MAKE USE OF THE MAILS TO RETURN THEIR RESCISSION ELECTION FORM TO US, INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED, IS RECOMMENDED.

Effect of our rescission offer

      Our purpose in making the rescission offer is to extinguish or reduce our contingent liabilities under federal and state securities law. It is unclear whether our rescission offer will extinguish our liability, if any, for our potential securities law violations. Whether our rescission offer will extinguish our contingent liability depends in part on whether a court or the SEC would view acceptance or non-acceptance of our rescission offer as a waiver precluded by applicable federal or state securities laws. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. Nevertheless, there have been certain instances in which a court has held that non-acceptance of a rescission offer terminated a company’s liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our rescission offer. Generally, the statute of limitations for non-compliance with the requirement to register securities under the federal securities laws is one year and non-compliance with the requirement to provide proper disclosure is five years (reduced to two years after the discovery of the facts constituting the violation). Statues of limitations under state laws vary by state, with the limitation time period under many state statutes typically not beginning until the facts giving rise to a violation are known.

Funding our rescission offer

      Rescission payments, if any, required pursuant to our rescission offer will be funded from our working capital.

Use of proceeds

      We will not receive any proceeds from our rescission offer. The shares of common stock originally purchased through our dividend reinvestment and stock purchase plan were purchased in brokerage transactions in the open market for which we did not receive any proceeds.

Use of common stock repurchased in our rescission offer

      The shares of our common stock purchased by us pursuant to our rescission offer, if any, will become treasury shares, and will be available for use by us pursuant to our anticipated new dividend reinvestment plan, our employee benefit plans or general corporate purposes.

Certain United States federal income tax considerations relating to our rescission offer

      Set forth below is a discussion of certain United States federal income tax considerations relating to our rescission offer. The discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, published revenue rulings and revenue procedures of the Internal Revenue Service (“IRS”), applicable legislative history, and judicial decisions. All such authorities are subject to change at any time, either prospectively or retroactively, and any such change could materially affect the federal income tax consequences described below.

      This discussion does not deal with all of the United States federal income tax consequences of our rescission offer that may be relevant to a person in light of that person’s particular circumstances, or to persons subject to special rules, such as dealers in securities, foreign persons, persons who are subject to the alternative minimum tax, persons who are not individuals, and persons holding shares that are subject to hedging, conversion or constructive sale transactions. The discussion assumes that a person holds the shares subject to our rescission offer as capital assets, or, as to a person who accepts our rescission offer with respect to our shares previously sold by such person, held such sold shares as capital assets. The federal income tax law applicable to our rescission offer is unclear, and we have received neither an opinion of counsel nor a ruling from the IRS on the tax consequences of our rescission offer. The IRS is not precluded from asserting a position contrary to that summarized in this discussion or otherwise recharacterizing the transaction in whole or in part. FOR ALL OF THESE REASONS, ALL PERSONS CONSIDERING OUR RESCISSION OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF OUR RESCISSION OFFER, INCLUDING THE APPLICABILITY AND POTENTIAL APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND PROPOSED TAX LAWS.

Share redemptions

      For United States federal income tax purposes, we intend to treat share purchases pursuant to our rescission offer as a taxable redemption of shares with a redemption price equal to the amount paid by us for such shares (including in the redemption price the portion of the payment equal to the amount of interest on the original purchase price of such shares). Assuming our treatment of our rescission offer as a redemption of shares is correct, the redemption will be treated as a sale or exchange for federal income tax purposes if it (a) results in a “complete redemption” of the person’s interest in our stock under Section 302(b)(3) of the Code; (b) is “substantially disproportionate” with respect to the person under Section 302(b)(2) of the Code; or (c) is “not essentially equivalent to a dividend” with respect to the person under Section 302(b)(1) of the Code. These three tests, which are more fully described below, are collectively referred to herein as the “Redemption Tests.” The Redemption Tests are applied on a person-by-person basis. If a redemption does not satisfy any of the Redemption Tests, the payment of the proceeds from the sale will be treated as a distribution. Because the Redemption Tests are applied independently to each person, it is possible that some persons accepting our rescission offer will be subject to sale or exchange treatment and others will receive distribution treatment. BECAUSE THE APPLICATION OF THE REDEMPTION TESTS IS APPLIED ON A PERSON-BY-PERSON BASIS, ALL PERSONS CONSIDERING OUR RESCISSION OFFER SHOULD CONSULT THEIR OWN TAX ADVISORS IN CONNECTION WITH THE POSSIBLE FEDERAL INCOME TAX TREATMENT THAT MAY APPLY IN THEIR PARTICULAR CASE.

      In determining whether any of the Redemption Tests are satisfied, a person must take into account not only shares that are actually owned, but also shares which are constructively owned under Section 318 of the Code. Under Section 318, a person may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that it has the right to acquire by exercise of an option, warrant or a conversion right. Contemporaneous or related transactions in our stock or stock options may also affect the Redemption Tests.

      The redemption will result in a “complete redemption” of all the shares owned by a person if either (a) all of the shares actually and constructively owned by such person are sold pursuant to our rescission offer or (b) all of the shares actually owned by a person are sold pursuant to our rescission offer and the person is eligible to waive and effectively waives constructive ownership of shares under procedures described in Section 302(c) of the Code.

      The redemption will be “substantially disproportionate” with respect to a person if (a) the percentage of our voting stock owned by the person immediately after the redemption (taking into account all shares purchased by us pursuant to our rescission offer) equals less than 80 percent of the percentage of our voting stock owned by such person immediately before the redemption; (b) the percentage of our common stock (whether voting or nonvoting stock) owned by the person after the redemption (taking into account all shares purchased by us pursuant to our rescission offer) equals less than 80 percent of the percentage of our common stock owned by the person immediately before the redemption; and (c) such person after the redemption owns less than 50 percent of the total combined voting power of all classes of our stock entitled to vote (taking into account all shares purchased by us pursuant to our rescission offer).

      The redemption will satisfy the “not essentially equivalent to a dividend” test with respect to a person if, in light of the person’s particular circumstances (including the person’s relative interest in our stock), its sale of shares pursuant to our rescission offer results in a “meaningful reduction” of its interest in our stock (taking into account all shares purchased by us pursuant to our rescission offer). This test may be satisfied irrespective of the person’s failure to satisfy the complete redemption or substantially disproportionate tests.

      If the redemption qualifies for sale or exchange treatment with respect to a particular person under one or more of the Redemption Tests, such person will have capital gain or loss equal to the difference between the amount received by such person pursuant to our rescission offer (including the portion of such amount equal to the interest on the original purchase price of the shares) and such person’s tax basis in the shares. Such gain or loss will be short-term or long-term depending on whether such person held the shares for one year or less, or more than one year, at the time of the redemption.

      If the redemption fails to qualify for sale or exchange treatment with respect to particular person, the gross proceeds received by such person pursuant to our rescission offer will be characterized as a dividend distribution to the extent of our accumulated and current earnings and profits (on a pro rata basis with other persons whose redemptions fail to so qualify). Under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, dividends received by individuals in 2003 generally will be subject to tax at a reduced rate of 15% (5% for lower income individuals). The portion, if any, of the proceeds received by such person pursuant to our rescission offer in excess of the amount treated as a dividend will be treated first as a tax-free recovery of the person’s basis in the redeemed shares and then as capital gain from a sale or exchange. Under current rules, a person who receives proceeds that are taxed as a dividend should generally be able to transfer any unrecovered tax basis in the redeemed shares to any of our shares retained by such person, or possibly to shares constructively owned by such person if such person retains none of our shares. Under proposed rules that will not be effective until promulgated in final Treasury regulations, such unrecovered basis would not be transferred to any other shares, but instead generally would give rise to a capital loss, either at the time of the redemption pursuant to our rescission offer, or at a later time, depending on the person’s particular circumstances. The loss would be short-term or long-term depending on the person’s holding period for the shares at the time of the redemption, even if the loss could not be taken under the proposed rules until a later time.

Payments with respect to sold shares

      We believe that the amount paid to a person with respect to our shares previously sold by such person (including the portion of the payment equal to the amount of interest on the original purchase price of such shares) will be capital gain at least to the extent of any losses incurred by such person on such prior sales, although any payment in excess of such prior losses may be taxable as ordinary income. To the extent the payment is taxable as capital gain, such gain should be short-term or long-term depending on the holding period for the previously sold shares.

Backup withholding

      Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a person pursuant to our rescission offer must be withheld and remitted to the United States Treasury unless such person (i) is an exempt recipient that, if required, establishes its right to an exemption or (ii) provides its taxpayer identification number, certifies that it is not currently subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A person may generally avoid backup withholding by furnishing a completed Substitute Form W-9 included as part of the Rescission Election Form. Backup withholding is not an additional tax; any amount withheld under these rules will be creditable against the United States federal income tax liability of the person subject to the withholding, and may entitle such person to a refund provided that the required information is furnished to the IRS.

CAPITALIZATION

      The following table sets forth our historical consolidated capitalization at March 31, 2003 and as adjusted to give effect to the rescission of 125,993 shares of common stock in this offering (assuming for this purpose that all of such shares are repurchased). For this table, we have assumed that our rescission offer will expire on July      , 2003. The following data should be read in conjunction with the financial information appearing elsewhere in this prospectus, as well as financial information and the other documents incorporated by reference into this prospectus.

	March 31, 2003

	Actual	As Adjusted

	(In thousands, except per
	share data and ratios)
Company-obligated Mandatorily Redeemable Trust
Preferred Securities of Subsidiary Trust holding solely Junior Subordinated Debentures of the Company	$36,000	$36,000
Stockholders’ Equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued	—	—
Common stock, no par value, 12,000,000 shares authorized, 10,578,953 shares issued	89,377	89,377
Surplus	2,205	2,205
Undivided profits	52,793	52,702
Treasury stock, at cost, 180,248 shares, 306,241 as adjusted	(3,154)	(4,824)
Unallocated ESOP shares	(300)	(300)
Accumulated other comprehensive income	5,565	5,565

Total Stockholders’ Equity	146,486	144,725

Total Capitalization	$182,486	$180,725

Book Value Per Share	$14.09	$14.09
Capital Ratios:
Tier 1 leverage ratio	7.8%	7.7%
Tier 1 capital to risk-weighted assets	11.7%	11.6%
Total capital to risk-weighted assets	12.8%	12.7%

EXPERTS

      The consolidated financial statements of YNB and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at “www.sec.gov” that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC, including YNB. You may also find copies of reports, proxy and information statements we file electronically with the SEC via a link to “Investor Relations” from our website at “www.ynb.com.”

      We have filed a Registration Statement on Form S-3 to register the common stock to be sold by us in this offering. This prospectus is a part of that Registration Statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to that Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      SEC regulations allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus. Information incorporated by reference from earlier documents is superseded by information set forth herein and information that has been incorporated by reference from more recent documents.

      The following documents filed by YNB with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2002, as amended by Form 10-K/A filed with the SEC on May 2, 2003;

•	The information required by Part III, Items 10 through 13, of Form 10-K, which is incorporated by reference to our definitive proxy statement for our 2003 annual meeting of shareholders;

•	Our Quarterly Report on Form 10-Q for the Fiscal Quarter Ended March 31, 2003;

•	Our Registration Statement on Form 8-A filed on May 17, 1995 describing the terms, rights and provisions applicable to the common stock, including any amendments or reports filed for the purpose of updating such description; and

•	In addition, all documents subsequently filed by YNB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed incorporated by reference herein from their respective dates of filing.

      You can obtain any of the documents incorporated by reference from the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference also are available from us without charge, including any exhibits specifically incorporated by reference therein. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from YNB at the following address:

Mr. Stephen F. Carman Vice President and Treasurer Yardville National Bancorp 2465 Kuser Road Hamilton, NJ 08690 Telephone: (609) 631-6222

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated June      , 2003. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

125,993 Shares

Yardville National Bancorp

Common Stock

PROSPECTUS

June      , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The estimated expenses payable by the registrant in connection with the issuance and distribution of the securities being registered are estimated (except for the SEC filing fees) as follows:

SEC Registration Fee	$203.14
Legal Fees	$55,000.00
Printing	$5,000.00
Accounting Fees and Expenses	$10,000.00
Transfer Agent and Registrar Fees	$5,000.00
Miscellaneous	$3,000.00

Total	$78,203.14

Item 15.     Indemnification of Directors and Officers.

      Statutory Indemnification. We refer you to Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the “Act”), which sets forth the extent to which a corporation may indemnify its directors, officers, employees and agents. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative law suit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law, the term “corporate agent” means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this section, “proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

      With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

      The corporation may indemnify a corporate agent against his or her expenses in a specific case under Section 14A:3-5(2) of the Act and, unless ordered by a court, under Section 14A:3-5(3) of the Act if a determination is made by any of the following that the applicable standard of conduct was met by such corporate agent: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

      A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the Board of Directors may direct the corporation to pay an agent’s expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he or she is not entitled to indemnification.

      The indemnification and advancement of expenses provided by or granted pursuant to the statute do not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification may be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in Section 14A:2-7(3) of the Act, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

      Indemnification Pursuant to Restated Certificate of Incorporation of the registrant. In accordance with the foregoing statutory provision, Article VI of our Restated Certificate of Incorporation provides as follows:

      “The Corporation shall indemnify its officers, directors, employees, and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity; and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation could have the power to indemnify him against such liability under the provisions under this Article VI.”

Item 16.     Exhibits

23.1	Consent of KPMG LLP
24.1	Power of Attorney (see page II-4)
99.1	Rescission Election Form
99.2	Form of Letter to Rescission Offer Recipients

Item 17.     Undertakings

      The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hamilton Township, State of New Jersey on May 21, 2003.

YARDVILLE NATIONAL BANCORP

By:	PATRICK M. RYAN

Patrick M. Ryan,
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Patrick M. Ryan and Stephen F. Carman, and each or any of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

JAY G. DESTRIBATS Jay G. Destribats	Chairman of the Board	May 21, 2003

PATRICK M. RYAN Patrick M. Ryan	President, Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2003

STEPHEN F. CARMAN Stephen F. Carman	Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 21, 2003

ELBERT G. BASOLIS, JR. Elbert G. Basolis, Jr.	Director	May 21, 2003

LORRAINE BUKLAD Lorraine Buklad	Director	May 21, 2003

Name	Title	Date

ANTHONY M. GIAMPETRO, M.D. Anthony M. Giampetro, M.D.	Director	May 21, 2003

SIDNEY L. HOFING Sidney L. Hofing	Director	May 21, 2003

GILBERT W. LUGOSSY Gilbert W. Lugossy	Director	May 21, 2003

LOUIS R. MATLACK, PH.D. Louis R. Matlack, Ph.D.	Director	May 21, 2003

MARTIN TUCHMAN Martin Tuchman	Director	May 21, 2003

F. KEVIN TYLUS F. Kevin Tylus	Director	May 21, 2003

CHRISTOPHER S. VERNON Christopher S. Vernon	Director	May 21, 2003

Exhibit Index

23.1	Consent of KPMG LLP
99.1	Rescission Election Form
99.2	Form of Letter to Rescission Offer Recipients